Exhibit 99.1

LEXICON NAMES AJAY BANSAL
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

The Woodlands, Texas, June 2, 2009 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) announced today the appointment of Ajay Bansal as executive vice president, corporate development and chief financial officer.  Mr. Bansal has more than 20 years of experience in the biotechnology and pharmaceutical industry in corporate finance, corporate and business development, strategic planning, and commercial operations.

Prior to joining Lexicon, Mr. Bansal was chief financial officer and executive vice president of corporate and business development for Tercica, Inc., which was acquired by Ipsen in 2008.  From February 2003 to January 2006, he was chief financial officer of Nektar Therapeutics.  From July 2002 until joining Nektar, Mr. Bansal was director of operations analysis at Capital One Financial and, from August 1998 to June 2002, he was with Mehta Partners LLC, a financial advisory firm where he was named partner in January 2000. Before joining Mehta Partners, Mr. Bansal spent more than 10 years in product management and strategy roles at Novartis AG and as a management consultant with Arthur D. Little, Inc., McKinsey & Company, Inc. and ZS Associates.  He received his B.S. in mechanical engineering from the Indian Institute of Technology in New Delhi, India, and both his M.S. in operations research and M.B.A. from Northwestern University.

“Ajay will be a great asset to the Lexicon management team with his impressive background in corporate finance, business development and product commercialization,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “As we continue to advance our pipeline of drug candidates through clinical development, Ajay will play an important leadership role in maximizing the value of our commercialization opportunities.”

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease.  Lexicon currently has five drug candidates in development for autoimmune disease, carcinoid syndrome, diabetes, glaucoma and irritable bowel syndrome, all of which were discovered by Lexicon’s research team.  Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets.  Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
Jason Ray
Manager, Corporate Communications and Investor Relations
281/863-3225
jray@lexpharma.com